Exhibit 99.1

June 9, 2017 FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Announces Early Termination of FDIC Loss Sharing Agreements

Early termination related to 2012 FDIC-assisted acquisition of Inter Savings Bank in Maple Grove, Minn.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), announced today that its wholly owned subsidiary, Great Southern Bank, has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) that terminates the Bank's loss sharing agreements related to the Bank's 2012 acquisition of certain assets and assumption of all deposits of Maple Grove, Minn.-based Inter Savings Bank through an FDIC-assisted transaction.

The agreement requires the FDIC to pay $15.0 million to the Bank to settle all outstanding items related to the terminated loss sharing agreements. As a result of entering into the agreement, assets that were covered by the terminated loss sharing agreements, including covered loans in the amount of $138.8 million and covered other real estate owned in the amount of $2.9 million as of March 31, 2017, have been reclassified as non-covered assets, effective June 9, 2017. Accordingly, in the second quarter of 2017, the Company expects to realize a one-time after-tax gain of approximately $0.35 per diluted common share, inclusive of the write-off of the remaining indemnification asset, other receivables from the FDIC and the Bank's clawback liability due to the FDIC. There will be no future effects on the Company's non-interest income (expense) related to adjustments or amortization of the indemnification asset and the related clawback liability for Inter Savings Bank. The remaining accretable yield adjustments that affect interest income are not changed by this transaction and will continue to be recognized for all of the Bank's FDIC-assisted transactions in the same manner as they have been previously.

The termination of the loss sharing agreements for the Inter Savings Bank transaction will have no impact on the yields for the loans that were previously covered under this agreement. All future recoveries, gains, losses and expenses related to these previously covered assets will now be recognized entirely by Great Southern Bank since the FDIC will no longer be sharing in such gains or losses. Accordingly, the Company's future earnings will be positively impacted to the extent the Company recognizes gains on any sales or recoveries in excess of the carrying value of such assets. Similarly, the Company's future earnings will be negatively impacted to the extent the Company recognizes expenses, losses or charge-offs related to such assets.  At June 9, 2017, the Company has discounts related to the loan pools totaling approximately $14.0 million which are available to absorb charge-offs.  Any future charge-offs exceeding that aggregate amount would impact the Company's allowance for loan losses.

This agreement terminates the last outstanding loss sharing agreements related to the Bank's four FDIC-assisted acquisitions from 2009 through 2012. In April 2016, the Company executed an agreement with the FDIC to terminate loss sharing agreements related to the FDIC-assisted acquisitions of TeamBank, Vantus Bank and Sun Security Bank. More information about that agreement can be found in the Company's Form
10-Q for the quarter ended March 31, 2016.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 104 retail banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska and commercial lending offices in Chicago, Ill., Tulsa, Okla., and Dallas.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from Great Southern's banking center consolidations might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's  merger and acquisition activities (including the Fifth Third branch acquisition in 2016) might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company's market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vii) the Company's ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company's market areas; (x) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xi) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xii) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers' responses thereto; (xiii) changes in accounting principles, policies or guidelines; (xiv) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xv) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xvi) costs and effects of litigation, including settlements and judgments; and (xvii) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.